UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20459

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 19, 2005
Spatializer Audio Laboratories, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2625 Townsgate Road, Suite 330, Westlake Village, California 91361
(Address of principal executive offices)                    (Zip Code)
2025 Gateway Place, Suite 365, San Jose, California 95110
(Address of principal corporate offices)                    (Zip Code)
Registrant’s telephone number, including area code: (408) 453-4180
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement
     The Company and Strategic Equity Group (“SEG”) entered into an agreement, dated October 12, 2005, for investment banking services. Based on certain changes in the Company’s circumstances as of December 19, 2005 (see the discussion under item 5.02 below), the Company believes that the agreement, while not a material agreement upon the date of execution, may be deemed to be a material agreement and thus is providing the following disclosure,
     Under the terms of the agreement, SEG will provide the Company with investment banking services, including without limitation identification of possible strategic, financial and foreign partners or purchasers. The Company has agreed that SEG will be the exclusive investment banker to the Company for a period ending twelve months after termination of the business relationship between them. The agreement may be terminated by mutual agreement or by either party if a change has occurred in the Company’s financial condition, results of operations, properties, business or prospects, or in the composition of the Company’s management or Board of Directors, which has adversely affected the marketability of the Company or if there is a material breach of the representations and warranties discussed in the agreement.
     The agreement provides for an upfront payment of a non-refundable retainer in the amount of $25,000. If a sale transaction (as defined in the agreement) is completed as a result of SEG’s efforts, SEG will be entitled to a “success fee” in an amount equal to the greater of (a) $250,000 or (b) the sum of 5% of the first $2,000,000 of consideration, 4% of the second $2,000,000, 3% of the third $2,000,000 and 2% of any amount in excess of $6,000,000. The success fee will be payable upon and concurrently with the consummation of such sale transaction (or, to the extent any portion of the consideration payable in the transaction is contingent upon any future events or is deferred, then at such time as such contingent or deferred consideration is actually paid to the Company or its stockholders or other parties). In the event that the agreement is terminated, the Company will still be required to pay the success fee if a sale transaction occurs, or a definitive agreement or letter of intent with respect to a sale transaction is entered into which subsequently results in a sale transaction, during the six month period following termination of the agreement. SEG will also be entitled to reimbursement for reasonable actual out-of-pocket expenses for travel and other incidentals in an amount not to exceed $25,000.
     The Company has agreed to indemnify, defend and hold harmless SEG and its partners, principals, associates, employees, representatives and agents from and against claims, actions, lawsuits, causes of action, expenses (including attorneys’ fees, court costs and costs of appeals), liabilities and interest which SEG may suffer and which arise from or out of or in connection with any breach of any representations or warranties in the agreement, the breach of any covenant of the Company in the agreement or any instrument contemplated by the agreement, any misrepresentations in any statement or certificate furnished by the Company pursuant to the agreement or in connection with any sale transaction contemplated by the agreement, any claims against, or liabilities or obligations of, the Company and any good faith acts of SEG undertaken in good faith and in furtherance of SEG’s performance under the agreement. The Company is also required to advance attorneys’ fees and other expenses and disbursements as the same are incurred by SEG in connection with investigating, defending or preparing for any of the foregoing. SEG has agreed to indemnify, defend and hold harmless the Company and its officers, shareholders and agents from and against any claims which result from or arise out of or in connection with the gross negligence or willful misconduct of SEG, its principals and employees or the material breach of SEG’s obligations under the agreement.
     The Company and SEG are also party to a separate confidentiality agreement dated August 19, 2005.
     Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On and effective as of December 19, 2005, each of Gilbert N. Segel and James D. Pace, two of the three independent directors of the Company, resigned as directors of the Company. Mr. Segel served on both the Audit Committee and the Compensation Committee of the Company at the time of his resignation. Mr. Pace served on the Compensation Committee at the time of his resignation.
     On December 19, 2005, Henry R. Mandell, a director and officer of the Company, tendered his resignation from all offices held by him with the Company other than as Chairman of the Board of Directors and Secretary thereof but did not tender his resignation as a director of the Company. His resignation from such offices will be effective January 6, 2006.
     The Company issued a press release relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1.
     Forward Looking Statements. The statements in this Form 8-K Current Report concerning current management’s expectations are “forward looking statements” within the meaning of Section 27A of the Securities and Exchange Act of 1993, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. Any statements contained herein (including, without limitation, statements to the effect that the Company or management “estimates,” “expects,” “intends,” “continues,” “may,” or “will” or statements concerning “potential” or variations thereof or comparable terminology or the negative thereof), that are not statements of historical fact should be construed as forward looking statements. These forward-looking statements are based on our management’s current views and assumptions.
     Item 9.01 Financial Statements and Exhibits
     (d) 99.1 Press release dated December 22, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spatializer Audio Laboratories, Inc.
Date: December 22, 2005	By:	/s/ Henry R. Mandell
Henry R. Mandell
Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX
99.1     Press release dated December 22, 2005